Exhibit 99.1

Financial News Release

CONTACTS: Danny Herron Advanced Energy Industries, Inc. 970.407.6570 danny.herron@aei.com	Annie Leschin/Vanessa Lehr Advanced Energy Industries, Inc. 970.407.6555 ir@aei.com

ADVANCED ENERGY ANNOUNCES FOURTH QUARTER RESULTS

•	Revenue of $112.5 million

•	Cash and investments of $143 million

•	Repurchased 1.7 million shares (at an average price of $10.26 per share for an aggregate purchase price of $18 million)

•	Annualized restructuring cost savings reached $12 million

Fort Collins, Colo., January 30, 2012 – Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the fourth quarter ended December 31, 2011. The company posted fourth quarter sales of $112.5 million compared to $148.7 million in the fourth quarter of 2010 and $128.5 million in the third quarter of 2011. Loss from continuing operations was $2.6 million or $0.06 per diluted share. On a non-GAAP basis, income generated from operations was 1.0% of sales, and earnings from our continuing operations on a per share basis was $0.01. The non-GAAP measures exclude the impact of the $4.2 million restructuring charge recorded in the fourth quarter. A reconciliation of non-GAAP income from operations and per share earnings is provided in the tables. We also generated $6.3 million in cash during the quarter before the share repurchase of $18 million.

“During the fourth quarter we made great strides executing on our strategic plan by consolidating facilities, redesigning incentive plans and repurchasing stock and we are well on our way to achieving our initial goals and exceeding our cost savings targets,” said Garry Rogerson, chief executive officer. “While market conditions remain uncertain in the near-term, our focus is centered on accomplishing the objectives we laid out at our analyst day to realign our cost structure, accelerate revenue growth and effectively utilize our cash. Once implemented, these actions should improve our profitability and deliver exceptional value to our shareholders.”

Thin Films Business Unit

Thin Films sales declined 29.1% to $54.4 million in the fourth quarter of 2011 from $76.8 million in the third quarter of 2011, primarily due to continued weak market conditions in solar panel and flat panel displays. In general, capital spending across all of our thin films end markets weakened this quarter. Year-over-year, Thin Films sales declined from $97.0 million in the fourth quarter of 2010.

Solar Energy Business Unit

Solar Energy sales were $58.1 million in the quarter, an increase of 12.3% from $51.7 million in both the third quarter of 2011 and the fourth quarter of 2010. The strongest area of growth continues to be in the utility-scale market where our Solaron inverters have been selected on some of the largest projects in North America.

Income/Loss from Continuing Operations

Loss from continuing operations for the fourth quarter was $2.6 million or $0.06 per diluted share, compared to income from continuing operations of $19.7 million or $0.45 per diluted share in the same period last year and income from continuing operations of $7.2 million or $0.16 in the third quarter of 2011. On a non-GAAP basis, excluding the impact of the restructuring charge, continuing operations generated income for the fourth quarter of 2011 of $0.5 million or per share earnings of $0.01.

Restructuring Charge

During the fourth quarter, the company incurred $4.2 million in charges related to the restructuring plan that was announced on September 28, 2011. Under the first phase of the plan, the company consolidated certain facilities and began aligning its engineering resources with the geographic footprint of its customer base by localizing R&D within the major geographies it serves. During the quarter, the company also started the transfer of manufacturing of certain solar inverter subcomponents to its Shenzhen, China factory. These and other efforts have resulted in savings from the first phase of the restructuring of approximately $12 million annually.

The second phase is expected to be implemented over the next 9 to 15 months as the company further reduces its cost structure, closes facilities, and relocates other functions to different regions worldwide. As a result, the company anticipates further charges in the amount of $4 to $8 million, principally for space consolidation, and another $1 million in additional severance costs over this timeframe. Once complete, the two phases of the restructuring plan, along with other cost savings initiatives and margin improvements, are expected to deliver annual savings higher than the originally anticipated $16 to $20 million.

First Quarter 2012 Guidance

The Company anticipates first quarter 2012 results from continuing operations to be within the following ranges:

•	Sales of $95 million to $105 million

•	Non-GAAP per share earnings of approximately break-even

Fourth Quarter 2011 Conference Call

Management will host a conference call tomorrow, Tuesday, January 31, 2012, at 8:30 a.m. Eastern Standard Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing 888-713-4215. International callers may access the call by dialing 617-213-4867. Participants will need to provide conference pass code 60038080. For a replay of this teleconference, please call 888-286-8010 or 617-801-6888, and enter the pass code 45077705. The replay will be available for two weeks following the conference call. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.

About Advanced Energy

Advanced Energy is a global leader in innovative power and control technologies for high-growth, thin-films manufacturing and solar-power generation. Founded in 1981, Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.

This release includes GAAP and non-GAAP operating income and per share earnings data. These non-GAAP measures are not in accordance with, or an alternative for, similar measures calculated under generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Advanced Energy believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Additionally, the Company believes that these non-GAAP measures, in combination with its financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The use of non-GAAP measures has limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures.

For additional information on the items excluded from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Forward-Looking Language

The Company’s expectations with respect to guidance to financial results for the first quarter ending March 31, 2012, anticipated cost savings and restructuring activities and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the continuation of RPS (renewable portfolio standards), the timing and availability of incentives and grant programs in North America and Europe related to the renewable energy market, renewable energy project delays resulting from solar panel price declines and increased competition in the solar inverter equipment market, the timing of orders received from customers, the Company’s ability to realize benefits from cost improvement efforts and any restructuring plans, the ability to source materials and manufacture products, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

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ADVANCED ENERGY INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

SALES	$112,495	$148,653	$128,498	$516,799	$459,414
COST OF SALES	73,607	83,910	79,651	311,642	260,215

GROSS PROFIT	38,888	64,743	48,847	205,157	199,199
	34.6%	43.6%	38.0%	39.7%	43.4%
OPERATING EXPENSES:
Research and development	14,393	15,275	17,592	64,984	56,604
Selling, general and administrative	22,343	24,586	16,473	79,722	74,543
Restructuring charges	4,229	—	3,119	7,348	—
Amortization of intangible assets	1,021	920	989	3,852	2,864

Total operating expenses	41,986	40,781	38,173	155,906	134,011

Operating income (loss)	(3,098)	23,962	10,674	49,251	65,188

Other income (loss), net	721	392	(259)	1,217	2,221

Income (loss) from continuing operations before income taxes	(2,377)	24,354	10,415	50,468	67,409
Provision for income taxes	218	4,624	3,244	13,614	13,816

INCOME (LOSS) FROM CONTINUING OPERATIONS, NET OF INCOME TAXES	(2,595)	19,730	7,171	36,854	53,593

Gain on sale of discontinued operations, net of tax	—	12,531	—	—	12,531
Income (loss) from discontinued operations, net of income taxes	(175)	(853)	(579)	(540)	5,068

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(175)	11,678	(579)	(540)	17,599
NET INCOME (LOSS)	$(2,770)	$31,408	$6,592	$36,314	$71,192

Basic weighted-average common shares outstanding	43,316	43,315	43,535	43,465	42,862
Diluted weighted-average common shares outstanding	43,546	43,796	43,819	43,954	43,419

EARNINGS PER SHARE:
CONTINUING OPERATIONS:
BASIC EARNINGS PER SHARE	$(0.06)	$0.46	$0.16	$0.85	$1.25
DILUTED EARNINGS PER SHARE	$(0.06)	$0.45	$0.16	$0.84	$1.23

DISCONTINUED OPERATIONS
BASIC EARNINGS PER SHARE	$(0.00)	$0.27	$(0.01)	$(0.01)	$0.41
DILUTED EARNINGS PER SHARE	$(0.00)	$0.27	$(0.01)	$(0.01)	$0.41

NET INCOME:
BASIC EARNINGS PER SHARE	$(0.06)	$0.73	$0.15	$0.84	$1.66
DILUTED EARNINGS PER SHARE	$(0.06)	$0.72	$0.15	$0.83	$1.64

ADVANCED ENERGY INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2011	2010
	UNAUDITED	AUDITED
ASSETS

Current assets:
Cash and cash equivalents	$117,639	$130,914
Marketable securities	25,567	9,640
Accounts receivable, net	132,485	119,893
Inventories, net	80,283	77,593
Deferred income taxes	9,014	7,510
Income taxes receivable	13,826	6,061
Other current assets	11,672	10,156

Total current assets	390,486	361,767

Property and equipment, net	42,338	34,569

Deposits and other	8,959	8,874
Goodwill and intangibles, net	89,953	96,781
Deferred income tax assets, net	1,642	3,166

Total assets	$533,378	$505,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$44,828	$56,185
Other accrued expenses	46,416	46,140

Total current liabilities	91,244	102,325

Long-term liabilities	34,795	28,864

Total liabilities	126,039	131,189

Stockholders’ equity	407,339	373,968

Total liabilities and stockholders’ equity	$533,378	$505,157

ADVANCED ENERGY INDUSTRIES, INC.

SEGMENT INFORMATION (UNAUDITED)

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

SALES:
Thin Films	$54,420	$96,960	$76,764	$328,614	$353,696
Solar Energy	58,075	51,693	51,734	188,185	105,718

Total Sales	112,495	148,653	128,498	516,799	459,414

OPERATING INCOME:
Thin Films	$7,360		$16,015	$68,241
Solar Energy	231		1,259	4,323

Total segment operating income	7,591		17,274	72,564
Corporate expenses	(10,689)		(6,600)	(23,313)
Other income (loss), net	721		(259)	1,217

Income (loss) from continuing operations before income taxes	$(2,377)		$10,415	$50,468

ADVANCED ENERGY INDUSTRIES, INC.

SELECTED OTHER DATA (UNAUDITED)

(in thousands)

Reconciliation of Non-GAAP measure—income from operations without restructuring charge	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2011
Operating Income (loss), as reported	$(3,098)	$49,251
Add back:
Restructuring charge	4,229	7,348

Income from operations without restructuring charge	$1,131	$56,599

Reconciliation of Non-GAAP measure—income from continuing operations without restructuring charge	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2011
Income (loss) from continuing operations, net of tax, as reported	$(2,595)	$36,854
Add back:
Restructuring charge, net of tax benefit	3,116	5,252

Income from continuing operations, net of tax without restructuring charge	$521	$42,106

Reconciliation of Non-GAAP measure—per share earnings from continuing operations without restructuring charge	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2011
Diluted earnings per share from continuing operations, as reported	$(0.06)	$0.84
Add back:
per share impact of restructuring charge, net of tax benefit	0.07	0.12

Per share earnings from continuing operations without restructuring charge	$0.01	$0.96